As filed with the Securities and Exchange Commission on June 29, 2018
Registration No. 333-
____________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
ITRON, INC.
(Exact name of Registrant as specified in its charter)
____________________________

Washington	91-1011792
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2111 N. Molter Road Liberty Lake, Washington 99019 (Address of principal executive offices, including zip code)

ITRON, INC. SECOND AMENDED AND RESTATED
2010 STOCK INCENTIVE PLAN
(Full title of the plan)
Shannon M. Votava
Senior Vice President, General Counsel and Corporate Secretary
Itron, Inc.
2111 N. Molter Road
Liberty Lake, Washington 99019
(509) 924-9900
(Name, address and telephone number,
including area code, of agent for service)
____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value, under the Itron, Inc. Second Amended and Restated 2010 Stock Incentive Plan (the “Itron Plan”)	2,149,582	$58.33	$125,385,118.06	$15,610.45

(1)
Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share is estimated to be $58.33 based on the average of the high ($59.20) and low ($57.45) sales prices of the Registrant’s Common Stock on June 25, 2018, as reported for such date by the NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is filed by Itron, Inc., a Washington corporation (“Itron” or the “Registrant”), to register an additional 2,149,582 shares of our Common Stock reserved for issuance pursuant to future awards that may be granted under the Second Amended and Restated 2010 Stock Incentive Plan. The increase to the Common Stock reserved for issuance under the Itron Plan was approved by our Board of Directors on February 22, 2018 and such number of shares is based on the number of shares that were reserved for issuance and not subject to outstanding awards under the Silver Spring Network, Inc. 2012 Equity Incentive Plan and that were assumed by Itron in connection with Itron’s acquisition of Silver Spring Network, Inc. (“SSNI”) pursuant to the Agreement and Plan of Merger, dated as of September 17, 2017, by and among Itron and SSNI, among other parties.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent and delivered to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

•
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 1, 2018, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed on May 15, 2018, which contain unaudited interim financial statements;

•
The Registrant’s Current Reports on Form 8-K filed on January 5, 2018, January 12, 2018, January 17, 2018, January 19, 2018, February 28, 2018, March 22, 2018, and May 16, 2018, provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement; and

•
The description of the Registrant’s Common Stock as set forth in Registration Statement on Form 8-A, filed on September 18, 1993, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith), and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

•	acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

•	conduct of a director or officer finally adjudged to be an unlawful distribution; or

•
any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

Section 10 of Itron’s amended and restated bylaws provide this indemnification to directors and officers to the full extent of the law. This right to indemnification includes the right to advancement of expenses upon an undertaking by the director or officer to repay the expenses if it is later determined that such indemnitee was not entitled to indemnification. Under Itron’s amended and restated bylaws, this right to indemnification is a contract right. Itron’s amended and restated bylaws provide that it may maintain insurance to protect any director or officer against any loss, liability or expense whether or not Itron would have the power to indemnify such person against such loss, liability or expense under the Washington Business Corporation Act.

Itron’s amended and restated bylaws also authorize Itron to enter into contracts with any director or officer in furtherance of the provisions of the restated bylaws regarding indemnification and to create a trust fund, grant a security interest or use other means to ensure the payment of amounts necessary to effect this indemnification.

Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders’ meeting. Article 9 of Itron’s amended and restated articles of incorporation provides that a director will not be liable to Itron or its shareholders for monetary damages for conduct as a director to the full extent of Washington law.
Item 7.  Exemption from Registration Claimed.
Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description
4.1
Itron, Inc. Second Amended and Restated 2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 24, 2017)

5.1	Opinion of Perkins Coie LP regarding legality of the Common Stock being registered
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)

Item 9.  Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs A(1)(i) and A(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit
Number	Description

* 4.1	Itron, Inc. Second Amended and Restated 2010 Stock Incentive Plan
**5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
**23.1	Consent of Deloitte & Touche LLP
**23.2	Consent of Ernst & Young
**23.3	Consent of Perkins Coie LLP (included opinion filed as Exhibit 5.1)
**24.1	Power of Attorney (see signature page)
____________________________

* Incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 24, 2017)
** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Lake, State of Washington, on the 29th of June, 2018.

ITRON, INC.

By:	/s/ Shannon M. Votava
Shannon M. Votava
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Philip C. Mezey and Shannon M. Votava, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 29th of June, 2018.

Signatures	Title

/s/ PHILIP C. MEZEY
Philip C. Mezey	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ JOAN S. HOOPER
Joan S. Hooper	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ THOMAS S. GLANVILLE
Thomas S. Glanville	Director

/s/ FRANK M. JAEHNERT
Frank M. Jaehnert	Director

Jerome J. Lande	Director

/s/ TIMOTHY M. LEYDEN
Timothy M. Leyden	Director

/s/ DANIEL S. PELINO
Daniel S. Pelino	Director

/s/ GARY E. PRUITT
Gary E. Pruitt	Director

/s/ DIANA D. TREMBLAY
Diana D. Tremblay	Director

/s/ LYNDA L. ZIEGLER
Lynda L. Ziegler	Chair of the Board, Director